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                                                                     EXHIBIT 4.1


                              HERCULES INCORPORATED


                              Officers' Certificate
                 Pursuant to Sections 2.01 and 2.03 of Indenture

         Hercules Trust I, a Delaware statutory business trust (the "Trust"), has offered to the public in an underwritten offering $350,000,000 aggregate liquidation amount of its 9.42% Trust Originated Preferred Securities (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to Hercules Incorporated, a Delaware corporation (the "Company") of $10,824,750 aggregate liquidation amount of its Common Securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), in $360,824,750 aggregate principal amount of the Subordinated Debentures referred to below issued under the Junior Subordinated Debentures Indenture, dated as of March 17, 1999 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The Trust Securities will be issued pursuant to the terms of an Amended and Restated Trust Agreement of the Trust, dated as of March 17, 1999 (the "Trust Agreement"), among the Administrative Trustees (as defined therein), the Property Trustee (as defined therein) and the Delaware Trustee (as defined therein), and the Company. Pursuant to the terms of the Underwriting Agreement, dated as of March 12, 1999, by and among the Company, the Trust, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Smith Barney Inc., as representatives of the several underwriters (the "Underwriting Agreement"), the underwriters have an option to purchase up to $12,500,000 aggregate liquidation amount of additional Preferred Securities. Such over-allotment option has been exercised in full and the aggregate liquidation amount of the Preferred Securities will be $362,500,000, the aggregate liquidation amount of the Common Securities will be $11,211,350 and the aggregate principal amount of the Subordinated Debentures will be $373,711,350.

         Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture.

         Pursuant to Section 2.01 and Section 2.03 of the Indenture, the undersigned Chief Executive Officer and Assistant Treasurer of the Company hereby certify on behalf of the Company as follows:

         1. Authorization. The Board of Directors of the Company has approved and authorized the establishment of a series of junior subordinated debentures of the Company in accordance with the provisions of the Indenture pursuant to resolutions adopted by the Board of Directors of the Company on February 3, 1993 (Standing Resolution for Empowered Persons), August 27, 1998 (and the related Finance Committee Resolutions of the same date) and
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February 19, 1999 (and the Related Finance Committee Resolutions of the same date). A copy of such resolutions has been delivered to the Trustee with the Secretary's Certificate of the Company.

         2. Compliance with Covenants and Conditions Precedent. The Company has complied with all covenants and conditions precedent provided for in the Indenture relating to the establishment of a series of junior subordinated debentures thereunder.

         3. Terms. The terms of the series of junior subordinated debentures established pursuant to this Officers' Certificate shall be as follows:

                  (a) Title. The title of the series of Debentures is the 9.42% Junior Subordinated Deferrable Interest Debentures due 2029 (the "Subordinated Debentures").

                  (b) Aggregate Principal Amount. The aggregate principal amount of the Subordinated Debentures which may be authenticated and delivered under the Indenture (except for Subordinated Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Subordinated Debentures of the same series pursuant to Section 2.07, 2.08 or 2.10 of the Indenture, or pursuant to the terms of such Subordinated Debentures) is $373,711,350. Such amount includes the $12,886,600 that is issuable upon exercise of the over-allotment option on March 17, 1999, and described in the introductory paragraph to this Officers' Certificate.

                  (c) Stated Maturity. The principal amount of the Subordinated Debentures will be payable on March 31, 2029 (the "Maturity Date"), subject to earlier redemption as set forth in paragraph (j) below. The Subordinated Debentures will not be entitled to the benefit of any sinking fund prior to maturity.

                  (d)      Interest and Payment of Interest.

                           (i) Interest will be payable to the Person in whose
                  name a Subordinated Debenture is registered in the Register at the close of business (whether or not a Business Day) on the Regular Record Date with respect to the relevant Interest Payment Date, except for interest payable on a Subordinated Debenture surrendered for redemption as set forth in paragraph
                  (j) below.

                  (ii) The Subordinated Debentures will bear interest at the rate of 9.42% per annum (the "Interest Rate"). Interest on the Subordinated Debentures will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing on June 30, 1999. In respect of any Subordinated Debentures of which the Property Trustee is the registered holder or any Subordinated Debentures which are in book-entry only form, the Regular Record Date shall be one (1) Business Day before the relevant Interest Payment Date. Notwithstanding the foregoing sentence, if the Preferred Securities are no longer in



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         book-entry only form or if the Subordinated Debentures are no longer held by the Property Trustee or in book-entry only form, the Regular Record Date shall be the close of business on the 15th day of the calendar month in which such Interest Payment Date occurs, whether or not a Business Day. The Subordinated Debentures will bear interest from March 17, 1999 or from the most recent Interest Payment Date to which interest has been paid or duly provided for until the principal thereof is paid or made available for payment. Interest payments shall be the amount of interest accrued from and including the most recent Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including March 17, 1999, if no interest has been paid or duly provided for with respect to such Subordinated Debenture), to but excluding the next succeeding Interest Payment Date.

                           (iii) The amount of interest payable for any period
                  will be computed on the basis of a 360-day year of twelve 30-day months. The interest payable for any partial period will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

                  (e) Additional Sums. If at any time while the Property Trustee is the holder of any Subordinated Debentures, the Trust or the Property Trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes on payments made to holders of the Preferred Securities) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay additional amounts ("Additional Sums") on the Subordinated Debentures as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust and the Property Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

                  (f)      Extension of Interest Payment Period.

                           (i) Right to Extend. The Company shall have the
                  right, at any time, and from time to time, during the term of the Subordinated Debentures to extend the interest payment period of such Subordinated Debentures for up to 20 consecutive quarterly periods (an "Extended Interest Payment Period"), provided no Event of Default has occurred and is continuing with respect to the Subordinated Debentures and provided, further, that such Extended Interest Payment Period must end on an Interest Payment Date and may not extend beyond the Maturity Date or any Redemption Date. At the end of an Extended




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                  Interest Payment Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Subordinated Debentures to the extent that payment of such interest is enforceable under applicable law). To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the Interest Payment Period pursuant to this paragraph, will bear interest thereon at the Interest Rate for each quarterly period of the Extended Interest Payment Period. At the end of the Extended Interest Payment Period, the Company shall pay all interest then accrued and unpaid on the Subordinated Debentures including any Additional Sums which shall be payable to the Holders of the Subordinated Debentures in whose names the Subordinated Debentures are registered in the Register on the first Regular Record Date after the end of the Extended Interest Payment Period. Before the termination of any Extended Interest Payment Period, the Company may shorten or further extend such Extended Interest Payment Period, provided, however, that such Extended Interest Payment Period, together with all such previous further extensions thereof, shall not exceed 20 consecutive quarterly periods. At the termination of any Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any Additional Sums then due, the Company may elect a new Extended Interest Payment Period, subject to the foregoing requirements. No interest shall be due and payable during an Extended Interest Payment Period, except at the end thereof.

                           (ii)     Notice of Extension.

                                    (1) If the Property Trustee is the only
                           registered holder of the Subordinated Debentures at the time the Company selects an Extended Interest Payment Period, the Company shall give written notice to both the Administrative Trustees and the Property Trustee of its selection of such Extended Interest Payment Period in accordance with the notice provisions of Section 4.01 of the Indenture.

                                    (2) If the Property Trustee is not the only
                           holder of the Subordinated Debentures at the time the Company selects an Extended Interest Payment Period, the Company shall give the holders of the Subordinated Debenture's written notice of its selection of such Extended Interest Payment Period in accordance with the notice provisions of Section 4.01 of the Indenture.

                                    (3) The quarterly period in which any notice
                           is given pursuant to paragraphs (1) or (2) of this subparagraph (ii) shall be counted as one of the 20 quarterly periods permitted in the maximum Extended Interest Payment Period permitted under this paragraph (f).





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                  (g) Issue Date. The issue date for the Subordinated Debentures is March 17, 1999.

                  (h) Denominations. The Subordinated Debentures are issuable in denominations of $25 and integral multiples thereof.

                  (i) Place of Payment; Registration of Transfer and Exchange; Notices to Company. Payment of the principal of and interest on the Subordinated Debentures will be made at the Capital Markets Fiduciary Services office of the Trustee maintained for that purpose in Philadelphia, Pennsylvania, or at any other office or agency designated by the Company for such purpose in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. Payment of interest on an Interest Payment Date may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register; provided, however, that a Holder of the Subordinated Debentures shall be entitled to receive payments of interest on the Subordinated Debentures by wire transfer of immediately available funds if such Holder owns at least $10,000,000 aggregate principal amount of the Subordinated Debentures and if appropriate wire transfer instructions have been received in writing by the Trustee not less than l5 days prior to the applicable Interest Payment Date; and provided, further, that so long as the registered Holder of any Subordinated Debentures is the Property Trustee, the payment of the principal of and interest (including Additional Sums, if any) on such Subordinated Debentures held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee. The Subordinated Debentures may be presented for exchange and registration of transfer at the Corporate Trust Office of the Company in the Borough of Manhattan, The City of New York, or at the office of any transfer agent hereafter designated by the Company for such purpose. Notices and demands to or upon the Company in respect of the Subordinated Debentures and the Indenture may be served at Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, 19894-0001, Attention: Vice President and Treasurer.

                  (j) Redemption. The Subordinated Debentures are not entitled to any mandatory redemption or sinking fund payments.

                           (i) Optional Redemption: The Subordinated Debentures
                  will be redeemable at the option of the Company, in whole or, on or after March 17, 2004, in part, before their maturity:
                  (A) on one or more occasions any time on or after March 17, 2004; or (B) before March 17, 2004, upon the occurrence of a Special Event (as defined below). If Hercules decides to redeem Subordinated Debentures in these circumstances, the redemption price of each Subordinated Debenture redeemed will be equal to 100% of the principal amount of such Subordinated Debenture plus accrued and unpaid interest on such Subordinated Debenture to the date of redemption (the "Redemption Price").





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                           (ii) Special Event Redemption: If a Tax Event or an
                  Investment Company Event (each as defined below, and each a "Special Event") shall occur before March 17, 2004, the Company shall have the right to redeem the Subordinated Debentures in whole, but not in part, within 90 days following the occurrence of such Special Event, at the Redemption Price.

                                    (A) "Investment Company Event" means that
                           the Administrative Trustees and the Company shall have received an opinion of independent counsel experienced in such matters under the Investment Company Act of 1940, as amended to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or regulations thereunder of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after March 17, 1999, there is more than an insubstantial risk that the Trust is or will be considered an "Investment Company" which is required to be registered under the Investment Company Act and such risk cannot be and could not have been avoided either (1) by dissolution of the Trust and distribution of the Subordinated Debentures to Holders in accordance with Section 8.1(a)(iii) of the Trust Agreement or (2) by the Trust or the Sponsor taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that has no adverse effect on the Trust, the Sponsor or the Holders.

                                    (B) "Tax Event" means that the
                           Administrative Trustees and the Company shall have received an opinion of independent counsel experienced in such matters to the effect that, (1) as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after March 17, 1999, there is more than an insubstantial risk that (x) the Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the Subordinated Debentures, (y) the interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes, or (z) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges; and (2) such risk cannot be and could not have been avoided either (a) by dissolution of the Trust and distribution of the Subordinated Debentures to



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                           Holders in accordance with Section 8.1(a)(iii) of the
                           Trust Agreement or (b) by the Trust or the Sponsor taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that has no adverse effect on the Trust, the Sponsor or the Holders.

                           (iii) Notice of any redemption will be mailed at
                  least 30 days but not more than 60 days before the Redemption Date to each Holder of the Subordinated Debentures to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Subordinated Debentures or portions thereof called for redemption. If less than all of the Subordinated Debentures are to be redeemed, the Subordinated Debentures (or portions thereof) to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate, provided that if, at the time of redemption, the Subordinated Debentures are registered as a Global Debenture, the Depositary shall determine the principal amount of such Subordinated Debentures held by each Holder to be redeemed in accordance with its procedures.

                  (k) Form. Attached hereto as Exhibit A is a specimen form of the Subordinated Debentures, including the Certificate of Authentication. The terms of the Subordinated Debentures are specified therein as well as in this Officers' Certificate.

                  (l) Registered Debentures in Book-Entry Form. The Subordinated Debentures will be issuable and transferable in fully registered form, without coupons, in denominations of $25 and integral multiples thereof. The Subordinated Debentures may be issued in book-entry form ("Book-Entry Debentures") and represented by one or more global Debentures (the "Global Debentures") in fully registered form, without coupons. The initial Depository with respect to the Global Debentures will be The Depository Trust Company, as Depository for the accounts of its participants. So long as the Depository for a Global Debenture, or its nominee, is the registered owner of the Global Debenture, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Subordinated Debentures in book-entry form represented by such Global Debenture for all purposes under the Indenture. Book-Entry Debentures will not be exchangeable for Subordinated Debentures in definitive form ("Definitive Debentures") except as provided in Section 2.11 of the Indenture.

                  (m) Limitation of Transactions. If Subordinated Debentures are issued to the Trust or a trustee of the Trust and (i) there shall have occurred any event that would constitute an Event of Default or (ii) the Company shall be in default with respect of its payment or other obligations under the Preferred Securities Guarantee Agreement, dated as of March 17, 1999, between the Company and The Chase Manhattan Bank, as Preferred Securities Guarantee Trustee, or (iii) the Company shall have given notice of its election to defer payments of interest on the Subordinated Debentures by extending the




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         interest payment period as provided in paragraph (f), then the Company will not (A) declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (B) make any payment of principal of or premium, if any, or interest on, or repay, repurchase or redeem any debt securities of the Company which rank pari passu with or junior to the Subordinated Debentures or (C) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior to the Subordinated Debentures; provided, that, none of the foregoing limitations apply to restrict the Company's ability to take the certain permitted actions specified in
         Section 4.02 of the Indenture.

                  (n) Agreement to Subordinate. The Company covenants and agrees, and each Holder of Subordinated Debentures issued under the Indenture by such Holder's acceptance thereof likewise covenants and agrees, that all Subordinated Debentures shall be issued subject to the provisions of Article 10 of the Indenture; and each Holder of a Subordinated Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

                  (o) Register; Paying Agent. The Register for the Subordinated Debentures will be initially maintained at the Capital Markets Fiduciary Services office of the Trustee. The Company hereby appoints the Trustee as the initial Paying Agent.

                  (p) Covenants as to the Trust. For so long as the Trust Securities remain outstanding, the Company will (i) maintain 100% direct or indirect ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities, (ii) use its best efforts to cause the Trust (A) to remain a statutory business trust, except in connection with a distribution of Subordinated Debentures as provided in the Trust Agreement, the redemption of all of the Trust Securities or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, (B) to continue to be treated as a grantor trust for United States federal income tax purposes (C) to use its best efforts to cause each Holder of the Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debentures and (D) not to cause, as sponsor of the Trust, or to permit, as Holder of the Common Securities, the dissolution, liquidation or winding-up of the Trust, except as provided in the Trust Agreement.

                  (q) Listing on an Exchange. If the Subordinated Debentures are to be issued as a Global Debenture in connection with the distribution of the Subordinated Debentures to the Holders of the Preferred Securities upon a Dissolution Event (as hereinafter defined), the Company will use its best efforts to list such Subordinated Debentures on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.




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                  (r) Payment of Expenses. In connection with the offering, sale and issuance of the Subordinated Debentures to the Property Trustee in connection with the sale of the Trust Securities by the Trust, and the operation of the Trust, the Company shall:

                           (i) pay all costs and expenses relating to the
                  offering, sale and issuance of the Subordinated Debentures, including commissions to the underwriters payable pursuant to the Underwriting Agreement dated March 12, 1999, among the Company, the Trust and the underwriters named therein and compensation of the Trustee under the Indenture in accordance with the provisions of Section 7.06 of the Indenture;

                           (ii) pay all costs and expenses of the Trust
                  (including, but not limited to, costs and expenses relating to the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses of the trustees of the Trust, the costs and expenses relating to the operation of the Trust; and

                           (iii) pay any and all taxes (other than United States
                  withholding taxes on payments made to holders of the Preferred Securities) and all liabilities, costs and expenses with respect to such taxes of the Trust.

                  (s) Dissolution Event. "Dissolution Event" means that as a result of an election by the Company, the Trust is to be dissolved in accordance with the Trust Agreement and the Subordinated Debentures held by the Property Trustee are to be distributed to the Holders of the Trust Securities pro rata in accordance with the Trust Agreement. In connection with a Dissolution Event:

                           (i) Definitive Debentures may be presented to the
                  Trustee by the Property Trustee in exchange for a Global Debenture in an aggregate principal amount equal to all Definitive Debentures outstanding to be registered in the name of the Depositary, or its nominee, and delivered by the Trustee to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. The Company upon any such presentation shall execute a Global Debenture in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this Officers' Certificate. Payments on the Subordinated Debentures issued as a Global Debenture will be made to the Depositary; and

                           (ii) if any Preferred Securities are held in non
                  book-entry certificated form, Definitive Debentures may be presented to the Trustee by the Property Trustee and any Preferred Security Certificate which represents Preferred Securities other than Preferred Securities held by the Depositary or its nominee ("Non Book-Entry Preferred Securities") will be deemed to represent beneficial interests in Subordinated Debentures presented to the Trustee by the Property



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            Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non Book-Entry Preferred Securities until such Preferred Security Certificate is presented to the Registrar for transfer or reissuance at which time such Preferred Security Certificate will be canceled and a Subordinated Debenture registered in the name of the Holder of the Preferred Security Certificate or the transferee of the Holder of such Preferred Security Certificate as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Security Certificate canceled will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this Officers' Certificate. On issue of such Subordinated Debentures, Subordinated Debentures with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been canceled.

         4. No Default. No Default or Event of Default has occurred and is continuing.

         Pursuant to Section 13.05 of the Indenture, we hereby state: that we have read the covenants and conditions (and the definitions relating thereto) in the Indenture with respect to the proposed action of the Trustee in authenticating and delivering the Subordinated Debentures; that we have examined such documents relating to the issuance of the Subordinated Debentures and have made such other examination or investigation as is necessary to enable each of us to express an informed opinion as to whether such covenants or conditions have been complied with; and that in our opinion all such covenants and conditions have been complied with.


                       [Signatures on the following page.]


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         IN WITNESS WHEREOF, the undersigned have hereunto signed this certificate on behalf of the Company as of this 17th day of March, 1999.




                                By: /s/ R. Keith Elliott
                                   ----------------------------------------
                                   Name:    R. Keith Elliott
                                   Title:   Chief Executive Officer



                                By: /s/ Stuart C. Shears
                                   ----------------------------------------
                                   Name:    Stuart C. Shears
                                   Title:   Assistant Treasurer